Exhibit 10.36

Entravision Communications Corporation

Non-Employee Director Compensation Policy

Directors of Entravision Communications Corporation who are not officers or employees of the company are compensated for their services as follows:

Annual Cash Retainer for Board Service

(i)
A $75,000 annual Board cash retainer payable on the date of the company’s annual stockholder meeting.

(ii)
A Director who joins the Board on any date other than the company’s annual stockholder meeting will receive a pro-rated annual Board cash retainer for the year, as calculated based on the number of days between the date upon which the Director joins the Board and the date of the company’s next annual stockholder meeting. The pro-rated retainer will be paid as soon as practicable following the date upon which the Director joins the Board.

Annual Cash Retainer for Committee Members

(i)
Annual cash retainers for Board committee members, as follows:
a.
Audit Committee: $12,500 ($27,500 if Chair)
b.
Compensation Committee: $7,500 ($17,500 if Chair)
c.
Nominating/Governance Committee: $7,500 ($17,500 if Chair)
d.
Lead Director: $17,500

(ii)
Annual cash retainers for committee chairs will be paid on the date of the company’s annual stockholder meeting. If a Director commences as a committee chair on any date other than the company’s annual stockholder meeting, the Director will receive a pro-rated annual cash retainer for the year, as calculated based upon the number of days between the date upon which the Director commences as a committee chair and the date of the company’s next annual stockholder meeting. The pro-rated annual cash retainer will be paid as soon as practicable following the date upon which the Director commences as a committee chair.

Equity Awards

(i)
A grant of restricted stock units that has a grant date value of $125,000, with the grant to be made effective as of the date of the annual stockholder meeting. The restricted stock units will be granted pursuant to the company’s equity incentive plan and will vest on the earlier of (x) one year from the date of grant or (y) the business day immediately preceding the date of the company’s next annual stockholder meeting.

(ii)
A Director who joins the Board on any date other than the company’s annual stockholder meeting will receive a pro-rated restricted stock unit grant upon joining the Board, as calculated based on the number of days between the date upon which the Director joins the Board and the date of the company’s next annual stockholder meeting. The grant will be made as soon as practicable following the date upon which the director joins the Board, will be granted pursuant to the company’s equity incentive plan and will vest on the earlier of (x) one year from the date of grant or (y) the business day immediately preceding the date of the company’s next annual stockholder meeting.

Adopted by the Board: May 26, 2022